Exhibit 6.3

LISTING AND MANAGEMENT AGREEMENT

EXCLUSIVE RIGHT TO LEASE AND MANAGE REAL ESTATE

THIS EXCLUSIVE LISTING AND MANAGEMENT AGREEMENT (this "Agreement") made as of June 26, 2023 (the "Effective Date"), by and between FundRebel Dean Hollywood 9, LLC ("Owner") and JBMP FL, LLC ("Broker") and PIP Property Management, LLC ("Manager").

WHEREAS, Owner will be the fee simple owner of certain real property and the residential and commercial improvements existing and to be completed at 320 South Federal Highway, Hollywood, FL 33020 (the "Property").

WHEREAS, the Property, when completed, will consist of 204 residential units (the "Residential Units") and one large commercial space (the "Commercial Space"). Collectively, the Residential Units and the Commercial Space shall be referred to as the "Premises."

WHEREAS, Owner desires to exclusively retain Broker and Manager to provide certain services in connection with Owner's operation, leasing, and management of the Property and its Premises, and Broker and Manager desire to provide such services on behalf of Owner, as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Engagement of Broker and Manager. Owner hereby engages Broker and Manager, and Broker and Manager hereby accept the engagement and appointment for the Property and its Premises as set forth in this Agreement.

2.           Scope of Services.

A.              Broker and Manager shall furnish the Services (as defined in Section 2(B) and (C) below) with promptness and diligence. Broker and Manager agree to use reasonable efforts in the timely performance of its obligations under this Agreement. Broker and Manager hereby acknowledge and agree that Owner is retaining Broker and Manager to perform the Services based on the experience, knowledge and skills of Broker and Manager and their respective employees, agents, or independent contractors. Manager and Broker shall not be considered to be joint performers, affiliates, a joint enterprise, or performing any of the Services for which the other is hired and may not be liable under any circumstances for the performance or failure to perform of the other party.

B.              The performance of the Leasing Services (hereinafter defined) shall commence upon the execution of this Agreement and when commercially reasonable to begin performance of each task based on the progress of the construction by owner and as dictated by each stage of the leasing process.

Broker shall provide the following "Leasing Services" in connection with the leasing of the Property and its Residential Units (such Leasing Services hereinafter collectively referred to with those services in Section 2(C) as the "Services"):

(1)	hiring and/or designation of Broker employees or agents to work on-site full-time at the Property to perform the Services;

(2)	development and implementation of marketing and advertising related to the leasing of the Residential Units;

(3)	staging of the Residential Units (if necessary);

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(4)	showings/touring of the Property and its Residential Units to prospective tenants and other agents/brokers;

(5)	procuring of potential tenants, processing applications, and issuing and executing of leases with such potential tenants;

(6)	preparing leases for signatures by the potential tenant(s) and Owner, collecting application fees and rent monies paid with applications from Tenants selected and chosen by Owner; and

(7)	all other services and acts as may be reasonably necessary or appropriate to fulfill its obligations under this Agreement.

C.       Manager shall perform the Management Services (hereinafter defined), which shall begin upon the execution of this Agreement and when commercially reasonable or necessary to begin performance of each task based on the progress of the construction by owner, occupancy of the Premises, and as dictated by each stage of the leasing and management process.

Manager shall provide the following "Management Services" in connection with the management of the Property and its Premises (such Management Services hereinafter collectively referred to with those services in Section 2(B) as the "Services"):

(1)	RENT COLLECTION: Deposit all rent and other monies collected for Owner in a financial institution whose deposits are insured by an agency of the United States government. Owner's funds shall be held in an account separate from Manager's personal accounts. Broker and Manager shall not be liable in the event of bankruptcy or failure of any such financial institution.

(2)	SECURITY DEPOSITS: Receive security deposits from tenants (which deposits shall be placed in a separate subaccount and managed by Broker or Manager). Manager shall be responsible to tenants for the return of security deposits within the time periods proscribed by law and detailing any itemized list of damages deducted from the return of such security deposits.

(3)	TENANCY TERMINATION: Sign and serve, in Owner's name, notices that are required or appropriate; commence and prosecute actions to evict tenants (with prior approval of Owner and counsel reasonably approved by Owner); recover possession of the Property, in Owner's name; recover rents and other sums due; and, when expedient, settle, compromise and release claims, actions and suits and/or reinstate tenancies.

(4)	EXPENSE PAYMENTS: Pay expenses and costs for the Property from Owner's funds held by Manager, unless otherwise directed by Owner. Expenses and costs may include, but are not limited to, property management compensation, fees and charges, vendor bills, expenses for goods and services, property taxes and other taxes, Owner's Association dues, assessments, loan payments and insurance premiums, as applicable.

(5)	REPAIR AND MAINTENANCE: Make, cause to be made, and/or supervise repairs, improvements, alterations, and decorations to the Property; purchase, and pay bills for, services and supplies. Manager shall obtain prior approval of Owner for all expenditures over $1,000.00 for any one item. Prior approval shall not be required for monthly or recurring operating charges or, if in Manager's sole judgment, emergency expenditures over the maximum are needed to protect the Property from damage, prevent injury, avoid suspension of necessary services (whether or not required in leases or by law), avoid penalties or fines, including, but not limited to, maintaining the Property in a condition fit for human habitation.

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(6)	EMPLOYEES AND AGENTS: Hire and retain employees or agents on site to work full time to perform the Management Services.

(7)	RESERVES: Maintain a reserve in Owner's funds held by Manager of not less than $150 per unit.

(8)	OWNER DISTRIBUTION: Remit balance of available Owner funds to Owner monthly after deducting all costs from rent collected.

(9)	OWNER STATEMENTS: Render monthly statements of receipts, expenses and charges for the Property.

D.       The Services shall not include, without limitation, any responsibilities of Owner set forth in this Agreement. Other than as specifically set forth herein, this Agreement does not include, among other things, refinancing services, preparing Property for sale or refinancing, overseeing extensive renovations and modernization, fire or other casualty damage restoration, rehabilitation, obtaining income tax, accounting or legal advice, representation before public agencies, advising on proposed new construction, debt collection, and counseling. Any such services would need to be agreed to in a separate writing or amendment executed by both parties.

E.       Broker shall keep and maintain records, which will include copies of all written correspondence, applications, leases, and other relevant written information regarding the Property, and Owner shall have the right to inspect such records insofar as they relate to Services rendered under this Agreement at such reasonable times and at such reasonable locations as the parties may agree upon written request by Owner to Broker.

F.       Broker shall have the power and right to procure leasing applications for Owner (each, an "Application", and collectively, the "Applications") and to procure leases (each, a "Lease", and collectively, the "Leases") on behalf of Owner in accordance with leasing guidelines established by Owner from time to time and/or in accordance with paragraph 17(Q) below. All Leases shall be promptly delivered to Owner for review and execution, it being understood that Broker shall not be authorized to execute any Leases on behalf of Owner and Owner shall accept or reject tenants and execute leases at Owner's sole discretion and in accordance with paragraph 17(Q) below. Nothing contained herein or otherwise in this Agreement, or Owner and Broker's relationship and dealings, shall be construed as Owner relying on representations or opinions of Broker regarding Owner's decision to accept or reject potential tenants, their applications and/or execute leases. Owner acknowledges that it decides to accept or reject a potential tenant at its sole discretion and decision.

G.       Unless otherwise requested by Owner in writing and agreed to by Broker, Broker shall collect an application fee and deposit for the first month of rent, last month rent, and security deposit due under the applicable Application or Lease upon execution and delivery of such Application and no later than execution of Lease (collectively, a "Pre-Lease Deposit"). Broker shall hold these funds once collected and until no later than the date of the commencement of the lease. No later than the commencement of the lease term, or sooner as decided solely by Broker, Broker shall pay to Owner or its designee the first month of rent, last month rent, and security deposit, less the deduction of Broker's fee. Broker shall also be entitled to retain all non-refundable application fees collected from the tenant applicants. So long as Broker has made reasonable efforts to request the payment of the Pre-Lease Deposit, Broker shall not be held responsible for a tenant's failure to pay (in part or in full) the Pre-Lease Deposit of first, last and security deposit. Broker shall not commingle the Pre-Lease Deposits with any other funds of Broker and shall provide reasonable evidence to Owner of the same upon Owner's request.

H.       Owner shall be responsible to deliver the leased premises covered by each Application and/or Lease in a timely manner in accordance with the terms of the applicable Application and/or Lease. If Owner fails to timely deliver any leased premises pursuant to the applicable Application and/or Lease and such Application and/or Lease is terminated as a result of such failure, Owner shall reimburse the applicable tenant for his or her Pre-Lease Deposit within ten (10) days following the termination of such Application and/or Lease (or, if such Pre-Lease Deposit is still being held by Broker then Broker shall have the right to return it to Tenant, or to turn it over to Owner for Owner to do the same, upon receipt of notice from all parties that the Lease is terminated). Broker shall be entitled to retain its fee for services and application fees paid by Tenants even if Owner fails to timely deliver the applicable leased premises to Tenant and upon this occurrence Owner is responsible for making full payment owed to Tenant and all fees for services to Broker.

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I.       All employees or agents hired or designated by Broker or Manager to perform the Services pursuant to this Agreement shall be employees or agents of Broker or Manager as applicable. Such employees and agents shall be paid by Broker or Manager respectively and Owner shall reimburse Broker or Manager for all wages, payroll taxes and any other costs associated with the retention or designation of such employees or agents.

J.       Owner and Broker shall agree on a "lease up budget" for all marketing, advertising, payroll, cost of showings, staging, open houses, wages for showing agent(s)/on-site agent(s), and all other expenses necessary for the effective marketing and leasing of the Residential Units. The lease up budget and all expenses associated with the services, marketing and leasing of the Residential Units, whether initial leases, renewal leases or subsequent leases, shall be paid for by Owner. Any of these expenses advanced by Broker shall be promptly reimbursed by Owner.

3.        Owner's Responsibilities.

Owner shall:

(a)	Provide all documentation, records and disclosures as required by law or required by Broker or Manager to provide the Services for the Property, and immediately notify Broker or Manager (as applicable) if Owner becomes aware of any change in such documentation, records or disclosures, or any matter affecting the habitability of the Property.

(b)	Comply with, and ensure that the Property is in compliance with all applicable laws, including, without limitation, reporting or notice requirements, zoning, occupancy laws, licensing (including, without limitation, licensing required to conduct business in the State of Florida, City of Hollywood and Broward County), and permitting (including certificates of occupancy where such are required). Owner acknowledges that Broker and Manager are not experts that are knowledgeable on all such laws, compliance and requirements addressed herein.

(c)	Unless specifically performed by Manager, be responsible for the overall repair, condition, improvement, cleanliness, operation and condition of the Property and its systems, and to protect the Property and the services and utilities for the Property, in a commercially reasonable manner and, without limiting the foregoing, in compliance with applicable laws and in a safe condition fit for human habitation. Manager, in a commercially reasonable manner, shall make itself aware of items required to be addressed to maintain the Property in accordance with the above and shall make recommendations to Owner. Broker and Manager are not responsible in any way if Owner rejects or fails to respond or authorize Manager's recommendations.

(d)	Pay all interest on tenants' security deposits to the extent required by law.

(e)	Maintain sufficient reserves for payment of, and timely pay, all expenses and costs associated with the Property or its operation, including, without limitation, property maintenance and leasing and management compensation, fees and charges, expenses for goods, utilities and services, property taxes and other taxes, Owner's Association dues, assessments, loan payments and insurance premiums.

(f)	Pay all costs and expenses associated with the collection of rent from tenants or tenant delinquencies or eviction, including, without limitation, legal fees and court costs.

4.       Fees for Services.

(a)       Leasing Services. As compensation for rendering the Leasing Services under Section 2(B) of this Agreement, Broker shall be entitled to retain one month's rent for each lease that is executed for the initial "lease up" of the 204 residential units. This means that Broker shall be paid one-month's rent for each of the first leases executed for the 204 units residential units. Thereafter, Broker shall not receive fees/commission for leasing the Residential Units but, as set forth below, shall still be entitled to reimbursement of all costs of marketing, advertising, payroll, and any other expenses related to leasing of the Property.

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For the initial lease up of the 204 residential units, Broker is also entitled to retain application fees paid by prospective applicants for each Application procured on behalf of Owner for the Property.

Broker shall at all times be reimbursed for the reasonable, out-of-pocket expenses incurred by Broker in connection with the performance of its obligations hereunder, including its payroll for employees hired to provide leasing services. In connection with any such reimbursement, Broker shall provide Owner with an itemized invoice for such out-of-pocket expenses, together with all reasonable supporting information regarding the same. All reimbursements shall be paid by Owner to Broker within thirty (30) days of Owner's receipt of itemized invoices and, if necessary, supplemental information.

(b)       Management Services. Owner agrees to pay Manager a monthly fee of 3% of the gross monthly rents collected, and 3% of all other rentable items including but not limited to amenity, parking and storage fees, for its engagement of Manager for the Management Services as set forth in Section 2(C). The fee shall not be charged on cost reimbursement items such as water fees. The fee for the engagement of Manager may be deducted on a monthly basis from the rent and other monies collected for Owner.

In addition to the monthly fee, Owner shall pay/reimburse Manager for services performed or engaged by Manager as follows:

(i)	Maintenance and repairs performed by Manager's employees who are not servicing the property on a full-time basis shall be billed at an hourly rate for labor plus materials.

(ii)	Work performed by third-party vendors to be billed at cost with no mark-ups.

(iii)	Owner will reimburse Manager or Broker for all reasonable expenses incurred by Manager or Broker in performing the Services under this Agreement, including, without limitation, goods and services obtained through third parties. Manager and Broker shall not be obligated to advance their own funds in connection with fulfilling their obligations under this Agreement.

(iv)	Owner further agrees that Broker may receive and keep fees and charges from tenants for: requesting an assignment of lease or sublease of the Property; processing credit applications; and any other services that are not in conflict with this Agreement.

(v)	Owner understands that Manager may perform any of Manager's duties, and obtain necessary products and services, through affiliated companies or organizations in which Manager may own an interest. Manager may receive fees and/or profits from these affiliated companies or organizations, so long as the services provided are provided at costs similar to those charged by unaffiliated companies in the area for the same services. Manager shall disclose to Owner any other such relationships as they occur. Manager shall not receive any fees or profits from unaffiliated companies or organizations in the performance of this Agreement, without prior disclosure by Manager to Owner.

If at any time Owner requests Broker to perform or engage others for services not included in this Agreement, and if Broker agrees to do so, a fee shall be agreed upon before these services are performed.

5.             Owner's Representation Regarding the Property. Owner represents that the Property is and will be well-maintained and constructed, in good repair, free from defects, and that the appliances, fixtures, services and utilities for the Property are in good and commercially reasonable condition and that the Property in all respects will at all times be in compliance with applicable laws and once completed and any Certificate of Occupancy or Temporary Certificate of Occupancy is issued will be at all times in a safe condition fit for human habitation. Owner is responsible for any and all inaccuracies in this representation and any and all losses, claims, judgments or injuries arising from the same.

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6.             Mutual Representations and Warranties. Each party hereto represents and warrants to the other that it is duly organized and authorized to enter into this Agreement and to perform all of its obligations set forth herein, and is not a party to any agreement with a third party which would restrict its ability to perform its obligations hereunder. Each person signing on behalf of the entity represents and warrants it has authority to do so and to bind the company for which it signs.

7.             Term and Termination.

A.            The term of this Agreement shall be for a period commencing on the Effective Date and continuing for a period of twelve (12) months from and after the Effective Date. This Agreement shall automatically renew for an additional twelve (12) month terms unless properly terminated by either party. Owner, upon written notice to Broker and Manager, shall have the right to terminate this Agreement because of gross negligence or gross underperformance of Broker or Manager after providing ten (10) days to cure the same. Broker or Owner, upon written notice to Owner, shall have the right to terminate this Agreement due to a material breach of this Agreement by Owner, after providing ten (10) days to cure the same, (including, without limitation, any failure by Owner to make timely payment in full of any compensation or expenses or failure of Owner to approve work reasonably recommended by Broker or Manager). Any party may have the right to terminate this agreement if another party makes an assignment for the benefit of creditors, becomes subject to a bankruptcy proceeding, is subject to the appointment of a receiver, or admits in writing its inability to pays its debts as they become due.

B.            Upon proper termination, neither party shall have any further obligations or liabilities under this Agreement, except with respect to the payment for all Services already performed, the confidentiality provisions in this Agreement and except as otherwise expressly set forth in this Agreement.

C.            Upon termination by Owner, should any pending applications, leases, deposits, move-ins, or in-progress management or maintenance items exist for Owner's Property, Broker and/or Manager shall have the option to conclude its work on such items, or Broker and/or Manager may deliver all pertinent information to Owner and Owner shall then be solely responsible for its Property and the pending applications, leases, deposits, maintenance, management and/or move-ins. Termination by Owner shall under no circumstances relieve Owner for payment to Broker or Manager of the fees or monies owed pursuant to this Agreement. So long as there are pending applications for the Property at the time of termination then Owner shall owe to Broker a single full fee for each unit/apartment for which at least a single pending qualified application exists (regardless of whether such applications result in a signed lease).

D.            Upon any termination of this Agreement by Owner, Owner shall pay to Broker or Manager, as applicable, any amounts owed to Broker and Manager under this Agreement for all Services, including fees for Services and reimbursable expenses accrued or incurred through the period of time ending on the date of termination and/or when work is completed pursuant to 7(c) above. Any such payment shall be delivered to Broker and Manager within seven (7) days following the termination of this Agreement or if Broker or Manager is holding funds related to monies collected under this Agreement then Broker or Manager shall have the right to deduct its fees upon termination by Owner. Broker or Manager are responsible for delivering such funds to Owner that have been received by Broker or Manager as of the date of termination and Owner is responsible for the collection of all other monies owed by a tenant or others.

E.            Upon any termination of this Agreement, Broker and Manager shall deliver to Owner all books and records in the Broker and Manager's possession relating to the Property.

8.             Exclusivity. Owner agrees and understands that Broker and Manager are the sole companies providing or engaging the Services for Owner set forth in this Agreement and during the term of the Agreement the Owner is prohibited from engaging another company/individual/broker to lease, manage or sell the Property. Owner will not enter into another agreement with another company/individual/broker for leasing, management, or sale of the Property before the actual termination of this Agreement. Owner will refer all Residential Unit rental offers and inquiries to Broker and Broker shall be paid in accordance with Section 4(a). These are material terms of this Agreement and the fees set forth are based upon this exclusivity. Owner acknowledges that should Owner violate this provision then it will cause immediate and irreparable harm to Broker and Manager for which Broker and Manager are allowed to pursue all remedies available under the law.

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9.             Confidentiality. Owner may furnish Broker and Manager with certain confidential information (written or oral) which is either non-public, confidential or proprietary in nature. For purposes of this Agreement, the term "Confidential Information" shall mean any and all information furnished to Broker or Manager with respect to Owner and/or the Property, including, without limitation, any and all plans, surveys, studies, memoranda, computer-stored data, records, financial information, and the like, which is not in the public domain, intended for the public domain or that is designated by Owner as "confidential information." In consideration of Owner furnishing Broker or Manager with the Confidential Information, Broker and Manager shall keep the Confidential Information protected from public dissemination and shall not, without Owner's prior written consent, disclose any Confidential Information in any manner whatsoever, in whole or in part, and Broker and Manager shall not use or disclose the Confidential Information in any manner whatsoever, in whole or in part, other than in connection with providing the Services required in this Agreement or as otherwise required by law (as advised by counsel). Subject to the foregoing, Broker and Manager may disclose such confidential information to each other as is necessary for them to perform the Services but the other shall be required to keep all such information confidential from others and the public domain.

Owner shall keep the terms of this Agreement confidential and shall not disclose the terms to any third parties unless ordered by a Court of law.

10.          Successors and Assigns. The covenants and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.          Assignment. This Agreement may not be assigned by either party without the prior written approval of the other non-assigning party, which approval shall not be unreasonably withheld, conditioned, or delayed. Any unauthorized assignment by a party without such required approval shall be deemed null and void ab initio.

12.          Indemnification and Insurance Requirements.

A.            Broker or Manager, as applicable, shall defend, indemnify, and hold Owner and Owner's partners, members, officers, directors, employees, successors and assigns harmless from any liability, loss, damage, fees, costs and expenses (including reasonable attorney's fees), judgments, or amounts paid in settlement incurred by reason of any demands, claims, suits, actions, or proceedings arising out of or related to, but only to the extent any such loss or damage is caused by Broker or Manager's (1) gross negligence, (2) bad faith, (3) fraud, (4) willful misconduct, or (5) breach of fiduciary duty, in connection with the performance of Broker or Manager's obligations under this Agreement. The foregoing indemnity obligations shall survive the termination of this Agreement.

The obligation to defend pursuant to this paragraph 12 shall be separate and owing from Broker or Manager from the obligation to indemnify and shall accrue immediately upon Owner's need for a defense to any of the claims set forth in this paragraph 12(A).

B.            Subject to the specific limitations of Section 12(A), Owner shall defend, indemnify, and hold Broker and Manager, and each of their partners, members, officers, directors, employees, agents, contractors, successors and assigns, and representatives, harmless from any liability, loss, damage, fees, costs and expenses (including reasonable attorneys' fees), judgments, or amounts paid in settlement incurred by reason of any demands, claims, suits, actions, or proceedings of every type arising out of performance of Services under this Agreement or related in any way to this Agreement (collectively referred to herein as "claims"), including any claims arising out of injury or death of any person, or damage to any real or personal property of anyone, including that of Owner or Owner's representatives, Broker or Broker's agents/representatives, Manager or Manager's agents/representatives and all third-parties, arising out of the (1) negligence, (2) bad faith, (3) fraud, (4) willful misconduct, or (5) any other negligent or wrongful act or omission of Owner or any of its partners, members, officers, directors, employees or agents in connection with the performance of Owner's obligations under this Agreement or any claims arising out of or related to Owner's ownership, construction or leasing of the Property; and also arising out of or relating to the Services of Broker or Manager or the performance or exercise of any of the duties, powers or authorities granted to Broker or Manager, whether performed by Broker or Manager or any of the indemnified persons above, unless caused directly and exclusively by Broker or Manager's gross negligence or willful misconduct; however, Broker and Manager shall not be liable, and Owner shall Indemnify, defend and hold harmless Broker and Manager (and all persons in Broker or Manager's firms, their owners, employees, contractors and representatives), under any circumstances related to (i) injury or death of any person occurring from or related to a Tenant and/or their guests' or invitees' activities or presence upon any and all decks, roof decks and/or roofs of any kind or (ii) any breach of this Agreement by Owner, including, without limitation, violation of any applicable law (including, without limitation, violation of number of permitted tenants or any other restrictions on occupancy, whether imposed by a governmental agency, condominium association, city, state or municipality or otherwise) or any lapse in or failure by Owner to maintain insurance coverage, or (iii) Owner's ownership of the Property and performance or failure to perform the responsibilities of Owner set forth in this Agreement; or (iv) any act or omission of Broker or Manager taken or omitted at the direction of Owner.

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C.         Owner further agrees to indemnify, defend and hold Broker and Manager and each of their partners, members, officers, directors, employees, agents, contractors, successors and assigns, and representatives, harmless from any claims related to any violations of over-occupancy laws or any other restrictions on occupancy, whether imposed by a governmental agency, condominium association, city or township or otherwise, unless claim arises from Broker or Manager's negligence. Owner shall be responsible to defend any action brought to enforce any such restrictions and Owner shall be responsible for any fines, judgments or loss of income related to such violations.

D.         Subject to Section 12(A), Owner's properties shall be safe for entrance and occupancy during the time Broker and Manager are performing services under this Agreement and Owner shall be responsible for, and indemnify Broker and Manager and each of their partners, members, officers, directors, employees, agents, contractors, successors and assigns, and representatives, from, costs, expenses, suits, liabilities, damages, attorney fees and claims of every type arising out of incidents occurring on or in Owner's property and caused by any defect in the property or negligence of Owner.

E.         The obligation to defend pursuant to this paragraph 12(B) shall be separate and owing from Owner from the obligation to indemnify and shall accrue immediately upon Broker or Manager and each of their partners, members, officers, directors, employees, agents, contractors, successors and assigns, and representatives, need for a defense to any of the claims set forth in this paragraph 12.

Notwithstanding the foregoing, Owner shall not be required to indemnify Broker and Manager and each of their partners, members, officers, directors, employees, agents, contractors, successors and assigns, and representatives, with respect to any liability, loss, damages, cost or expense, to the extent such is caused by the gross negligence, willful misconduct or bad faith of Broker, Manager or employees and affiliates of Broker or Manager.

Owner shall not be required to personally indemnify Broker or Manager with respect to any liability, loss, damage, cost, or expense to the extent that the same is covered by proceeds received by Broker or Manager pursuant to insurance maintained by Broker, Manager, or Owner, but Owner shall be responsible for covering any gaps between coverage and such claim/loss/expense. Owner's insurance shall be primary and exclusive for all claims, liability, loss, damage, cost, or expense arising out of Owner's responsibility for indemnification hereunder but Broker and Manager shall be required to pursue a claim with its own insurance company.

Nothing in this Section 12 shall obviate the requirement that any third parties hired by Broker or Manager to perform work on Owner's property pursuant to this Agreement shall be licensed and insured and reasonably believed by Broker or Manager, as applicable, to be competent to perform the work it is assigned.

The foregoing indemnity obligations shall survive the termination of this Agreement. Owner understands and agrees that the provisions of paragraph 12 are material to this Agreement and without which Broker and Manager would not enter into the Agreement and would not perform the Services for the consideration provided in the Agreement.

F.       Upon execution of this Agreement, Owner shall provide Broker and Manager with proof of all insurances carried by Owner and limits for each such insurance. Owner shall at a minimum carry general liability insurance with minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, an umbrella/excess policy with minimum limits of $10,000,000.00 and shall also carry Property damage coverage to protect the full replacement value of the Property and worker's compensation insurance to cover all employees and independent contractors at least at statutory minimums. Such proof of general liability insurance and umbrella/excess insurance shall specifically name Broker and Manager as additional insureds. Failure to provide such proof of insurance and name Broker and Manager as additional insured shall be grounds for Broker and Manager to immediately terminate this Agreement, but termination is not a requirement. Failure to obtain such coverage shall not obviate Owner's defense and indemnity obligations under paragraph.

G.       The indemnification provisions of this paragraph 12 may or may not be specifically reiterated in certain other sections of this Agreement. It is expressly understood that the provisions of this paragraph 12 apply to the entirety of this Agreement whether or not they are specifically reiterated elsewhere.

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13.          Liability Limitations. Broker or Manager shall only be liable to Owner for, and will only indemnify, defend and hold harmless Owner from and against, all liabilities, claims, costs and damages (including reasonable attorneys' fees) arising out of, but only to the extent any such loss or damage is caused by, the gross negligence or willful misconduct of Broker or Manager and its employees or affiliates. Broker will not be liable to Owner or any other person or entity for any other liabilities, claims, costs or damages, including, without limitation, any personal injury or property damage, whether caused by Broker, Manager or any other person, the Services or otherwise. In the event Broker or Manager will be liable for any reason to Owner (whether in contract, tort, negligence, strict liability, by statute or otherwise), then the liability of Broker or Manager will not exceed, in the aggregate, the greater of (x) $25,000 or (y) the compensation paid to Broker or Manager under this Agreement for the twelve (12) months immediately preceding the event giving rise to the liability; provided, however, the foregoing liability limitation shall not apply to the willful misconduct or bad faith of Broker/Manager or employees and affiliates of Broker/Manager.

The foregoing is subject to and further limited by the following: Broker/Manager shall not be liable, under any circumstances related to injury or death of any person occurring from or related to Tenant and/or their guests or invitees activities or presence upon any and all decks, roof decks and/or roofs of any kind.

Neither party will be liable to the other for any type of incidental, punitive, special, exemplary, reliance, indirect or consequential damages, regardless of the foreseeability of such damages.

Owner understands and agrees that the liability limitations of Paragraph 13 are material to this Agreement and without which Broker and Manager would not enter into the Agreement and would not perform the Services for the consideration provided in the Agreement.

14.          Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law.

15.          Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

16.          Notices. No notice or other communication shall be deemed given unless delivered in accordance with the terms of this Section 16. Any notices hereunder shall be in email or writing and shall be deemed given to any person at the email/mailing address set forth below. Notices shall be addressed as follows (or such other persons as a party may designate in writing to the other parties):

[Omitted]

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17.       Miscellaneous.

A.       Independent Contractor. Broker and Manager shall at all times hereunder be and act as independent contractors from each other and from Owner, and as such, no law or anything in this Agreement or in the relationship being established and developed hereunder shall be deemed, nor shall it cause, Owner, Broker and/or Manager to be treated as partners, agents, joint ventures, employer/employee or otherwise as joint associates for profit or cause any benefits to be conferred upon officers, employees or agents of any party by another except for those expressly set forth herein.

B.       Amendment. This Agreement may be amended, modified, superseded, or cancelled, only by written agreement executed by the parties.

C.       Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended to explain, modify, or place any construction or limitation upon any of the provisions of this Agreement.

D.       No Implied or Other Waiver. The failure of a party to this Agreement to insist at any time on the strict observance or performance of any of the provisions of this Agreement, or to exercise any right or remedy as provided in this Agreement, shall not impair any such right or remedy or be construed as a waiver or relinquishment of such right or remedy with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties to it may be exercised from time to time and as often as may be deemed appropriate by those parties. No term, provision or clause of this Agreement shall be deemed waived, and no breach excused unless such waiver or consent shall be in writing and executed by a duly authorized representative of the party to be bound thereby. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver or, or excuse for any other different or subsequent breach.

E.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.

F.       Emails. The parties acknowledge and agree that copies of executed documents received via email or facsimile shall be deemed to be originals for all purposes.

G.       Liability for Quality of Prospective Tenants. If the Owner approves the tenant's application that the Broker sends to the Owner, then Broker shall not be liable to the Owner for any conduct of the tenant for any reason, including but not limited to if the tenant is not a quality tenant, does not pay rent, defaults under the lease in any other manner, or is not up to the standard of the Owner for any reason or for no reason. Broker is not responsible to return the leasing fee, or any other monies paid by Owner to Broker should Owner not wish to keep the tenant for ANY reason. Broker shall only be responsible for providing Owner with an accurate copy of the written application submitted by a prospective tenant and all review and decision-making shall be the sole responsibility of Owner. Broker is not responsible for any verbal comments made by prospective tenant to Broker or its agents, employees or representatives during the showing and/or application process and Broker has no duty to transcribe or inform Owner of verbal information provided by prospective tenant during this process. Owner agrees to rely solely on the completed rental application (or lawful information independently obtained by Owner) in determining whether or not to accept, approve and/or disapprove a prospective tenant. However, Broker shall notify Owner, at the time it provides the written application, if it has reason to believe that the perspective tenant is not up to Owner's standards.

H.       Tenant Notification. Owner agrees to allow Broker or Manager to notify residents 24 hours in advance through email of scheduled showing or other need for access.

I.       Keys. Owner agrees to provide Broker and Manager with key copies or lockbox codes for each unit and any other areas requiring Broker or Manager's access. Broker and Manager are authorized to copy any keys provided, including those contained in lockboxes, unless told otherwise.

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J.       Representation Regarding Properties. Owner represents and warrants that its Property will be constructed in a safe, habitable manner, and free from defects, and in compliance with all laws and fire codes. Owner is solely responsible for delivering to tenant the Property in substantially the same condition as that which tenant expects, including but not limited to in a safe and habitable condition and in compliance with all laws and fire codes. Broker and Manager shall not be responsible for any failures of Owner in this regard and the indemnification provisions of this Agreement set forth in paragraph 12 apply to Owner's responsibility to comply with this paragraph and Owner's responsibility to provide tenant with a safe and habitable property that is in compliance with all laws and fire codes. Should tenant reasonably not accept a property as a result of the condition of the property at move-in then Broker is under no obligation to refund any monies/commissions paid by, or owing from, Owner to Broker. Even if processed by Manager, any refund and/or return of payments shall be Owner's sole responsibility for a tenant that reasonably terminates prior to move-in and/or a tenant that refuses to move into a property at the inception of a lease term due to the condition of the property. If Broker is holding any funds of Tenant at the time of such a termination by Tenant then Broker is authorized by Owner to return such funds to Tenant and shall promptly do so, less any fees owed to Broker by Owner, and then Broker shall inform Owner of the balance owed by Owner to Tenant, if any, and Owner shall pay the same to Tenant. Under no circumstances shall Broker be liable to Tenant for any monies owed by Owner or damages claimed by Tenant once any monies, less fees, are returned by Broker to Tenant.

K.       No Discrimination. Owner is strictly prohibited from discriminating against prospective tenants and Broker does not authorize any discrimination and shall not be complicit with any discrimination. Broker practices fair housing and is compliant with all fair housing and anti-discrimination laws. Should Broker believe, in good faith, that Owner is discriminating against prospective tenants then Broker and Manager shall have the right to immediately terminate this Agreement with written notice to Owner stating the basis for such termination (with all monies owed by Owner to Broker and Manager as of termination immediately due). It is Owner's responsibility to comply with the Fair Housing Act, the enforcement and oversight by the Florida Commission on Human Relations and all other applicable laws relating to the prohibition of discriminatory housing. Under no circumstances shall Broker be liable for any violation by Owner of the Fair Housing Act or any other anti-discrimination laws or regulations or enforcement by the Florida Commission on Human Relations and the indemnification provisions of this Agreement set forth in paragraph 12 specifically apply to Owner's breach of any anti-discrimination laws and any claims filed against Broker or Manager due to Owner's negligence or actions that are alleged to, or actually have, violated such laws or regulations.

L.       Broker's Non-Exclusive Rights. Owner agrees that Broker and Manager are not working exclusively for Owner and may lease or manage other properties for other owners and Broker may show other properties for other owners to prospective tenants. Broker may show the same prospective tenants properties owned by different owners that Broker is working for, including Owner under this Agreement.

M.       Licenses and Permits. Some municipalities require various licenses or permits for landlords and/or properties/units. If required for the Property or Residential Units or Owner's business, Owner represents and warrants that Owner has obtained or will obtain the required licenses, occupancy approvals and/or permits to lawfully operate its business and rent its Property. Owner shall provide copies of all licenses, occupancy approvals and/or permits to Broker and Manager and will keep all necessary licenses and permits up to date.

Owner agrees to provide and shall be responsible for providing all related licenses, permits and/or other legally required documents to tenants prior to move-in and/or at the lawfully required time. Owner agrees and understands that such requirements may change from time to time and Owner is responsible for ongoing compliance with all laws related to the Ownership and leasing of the Property. Under no circumstances is Broker or Manager responsible for obtaining or providing such documentation to tenant, though upon written consent or modification of this Agreement, Owner may engage Broker or Manager to provide such documents that Owner has obtained. Owner agrees that Owner is responsible for any and all penalties, cease operations or fines that are a result of Owner non-compliance with required licenses, occupancy issues/laws, permits, laws, other legal requirements or any violations assessed.

Owner acknowledges that Broker/Manager has no control over the number of occupants actually residing in a unit once move-in occurs and Broker/Manager is not deciding the number of occupants a unit is being advertised/offered for and this decision is solely made by Owner. Owner acknowledges that it is solely Owner's decision how many tenants to house in a particular unit and Broker shall not be responsible for overcrowding or any occupancy violations under any circumstances.

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Owner acknowledges that Broker/Manager shall not be liable for any damages incurred by Owner, including but not limited to loss of rents, as a result of Owner's failure to comply with licensing, permitting, zoning, use or other legal requirements for the rental of Owner's property.

Owner's signature of this Agreement is Owner's acknowledgement of the provisions of this Agreement related to licenses, permits, zoning/use and compliance with all laws and by signing this Agreement owner represents and warrants Owner will comply with all laws related to the ownership and leasing of Owner's property. Owner should consult an attorney or other knowledgeable professional other than Broker/Manager if Owner has any questions or concerns about licenses, permits, zoning/use or other legal requirements for leasing Owner's property.

The indemnification provisions of this Agreement set forth in paragraph 12 specifically apply to Owner's breach of any responsibilities or the laws/requirements addressed in this paragraph 17(M).

N.       Bed Bugs. Unless specifically undertaken by Broker or Manager in writing in a separate agreement or an amendment, Owner acknowledges that it is Owner's responsibility to provide tenants with disclosure regarding beg bugs in the property and disclosing the presence of bed bugs or the previous presence of bed bugs in the property in compliance with local laws. Any information provided by Broker or Manager pursuant to this Agreement is based solely on the representations of Owner.

O.       Tenant Termination Prior to Lease Signing. If Tenant backs out of the commitment for any reason after payment of initial deposit to hold the apartment but prior to the Tenant's execution of the lease, Broker reserves the right to retain 50% of the first month's rent as fee, returning the excess of said fee, if and only if it is available from the Tenants' pre-paid funds, to the Owner.

P.       Tenant Termination Prior to End of Lease Term. If tenant backs out of a lease agreement or abandons the property for any reason after payment of initial deposit/Pre-Lease Deposit to hold the unit, Broker reserves the right to retain its commission, and Broker shall pay any remaining security deposit, first month and/or last month's rent, and any other pre-paid rent (less any commission) over to the Owner. It shall be Owner's sole responsibility to address/handle any refund and/or return of payments, if any, to a tenant that terminates or fails to honor a lease term prior to its end and/or prior to move-in. This shall be Owner's sole responsibility regardless of whether tenant's failure/refusal to perform is based upon a valid reason, a breach by tenant and/or no reason at all.

If Owner denies an application for any reason, Broker has Owner's express authority to return any monies to tenant that tenant has paid toward the rental of Owner's property and should Broker determine in good faith that monies should be paid back to tenant.

Q.       Application Approval/Denial If tenant meets all six of the following criteria, Broker reserves the right to administratively approve the applicant on Owner's behalf and collect money and Owner expressly acknowledges that such approval pursuant to this paragraph is being done by Owner, with Owner's express approval and direction, in accordance and compliance with paragraph 2(F) and 17(G) above, and as if actually done by Owner: A) Applicant has a current net income of greater than or equal to 3x the stated rent, B) Applicant has a credit score greater than or equal to 700 (though credit score alone may not be a disqualifier), C) Applicant has no prior eviction or judgment history (other than during covid emergency period), D) Applicant has no prior felony criminal conviction history, E) Applicant has no prior judgments from past Landlords, and F) There are currently no candidates that could be considered stronger based on a lawful review of the applications. If any one of the criteria is not met, Broker will not administratively approve the applicant and the application will be forwarded to Owner for Owner's review.

For all applicants that do not meet the above criteria, Owner shall be responsible for reviewing and either approving or disapproving rental applications within twenty-four (24) hours of receipt from Broker. Should Owner fail to respond within such time frame then Broker shall be free to inform a prospective tenant that Broker is still awaiting Owner review and cannot guarantee the availability of the Property.

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Broker may immediately terminate this Agreement should Broker reasonably believe in its sole and exclusive judgment that Owner is engaging in discriminatory or unlawful housing practices.

R.       Use of Owner's Lease. Broker shall not be responsible under any circumstances for Owner's decision and/or insistence upon the use of a lease and/or lease terms provided by Owner or required by Owner. Owner acknowledges that Owner assumes all risk related to the use of a lease and/or lease terms provided by Owner (or lease structure required by Owner) including but not limited to the risk that Owner's lease or lease terms contain provisions or clauses that are illegal, discriminatory and/or unenforceable. Owner specifically acknowledges that Broker has no responsibility to review Owner's lease or lease terms and no responsibility to provide counsel on the legality of such lease or lease terms. Broker offers Owner a lease for use and if Owner rejects the use of this lease in whole or in part then Owner assumes all risk related to the terms of the lease that is used. Should Owner make use of its own lease, in whole or in part, or require the modification in any way of Broker's lease, then Broker has no responsibility for Tenant understanding of the lease or explaining the lease to Tenant, no responsibility for interpreting the lease or advising tenant on the meaning of the lease and any questions about the lease raised by Tenant shall be referred to Owner. The indemnification provisions of this Agreement set forth in paragraph 12 specifically apply to this paragraph.

S.       Signage. Owner grants permission to Broker and Manager to affix Owner- approved signage on the property advertising that the Property is being leased by Broker and/or managed by Manager.

T.       Taxes. Owner is responsible for the payment of all federal, state and local taxes related to its collection and/or receipt of rental or other income or receipts.

U.       Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by any party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

V.       Attorneys' Fees. In any action, proceeding, mediation or arbitration between Owner and Broker or Owner and Manager regarding the obligation to pay compensation or otherwise perform under this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party reasonable attorney fees and costs actually incurred.

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W.       Time is of the Essence. Time is of the essence under this Agreement.

X.       Opportunity for Review and Counsel. Each party acknowledges and agrees that it has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and conditions of this Agreement. The terms of this Agreement shall not be construed against any party by reason of their drafting or for a party’s claimed lack of understanding of the terms, the subjects covered or the responsibilities undertaken.

IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures as of the day and year first written above.

OWNER: FUNDREBEL DEAN HOLLYWOOD 9, LLC

/s/ Mark Drachman	Manager	6/26/2023
SIGNATURE	TITLE: Authorized Member	DATE

BROKER: JBMP FL, LLC

/s/ Maria Pacitti	Maria Pacitti	6/27/2023
SIGNATURE	TITLE: Authorized Member	DATE

MANAGER: PIP PROPERTY MANAGEMENT, LLC

/s/ Ohad Feigenbaum	Ohad Feigenbaum
SIGNATURE	TITLE: Authorized Member	DATE

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